EXHIBIT 5



November 19, 1999

Biovail Corporation International
2488 Dunwin Drive
Mississauga, Ontario
L5L 1J9

Dear Sirs:

We have acted as Canadian counsel for Biovail Corporation International (the "Corporation") in connection with the proposed registration of 4,400,00 common shares in connection with the Corporation's 1993 stock option plan, as amended (the "Option Plan") and the proposed registration of 300,000 common shares in connection with the Corporation's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The 4,400,000 Common Shares issuable upon the exercise of stock options granted pursuant to the Optional Plan and the 300,000 Common Shares issuable upon the purchase of Common Shares pursuant to the Purchase Plan are hereinafter to as the "Common Shares".

We have considered such questions of law and examined such statutes, regulations, opinions and originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records, certificates and other material and we have made such investigations as we have considered necessary or appropriate or the purposes of the following opinions.

This opinion is provided solely for your use as aforesaid and may not be quoted or otherwise referred to in any other documents or used or relied upon by you for any other purposes or quoted to or used or relied on by any other person either in connection with this or any other matter or transaction.

In rendering the following opinion, we are not purporting to opine as to any laws other than the laws of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

Based solely upon and subject to the foregoing, we are of the opinion that:


     1. The Corporation has been duly amalgamated and is validly subsisting under the laws of the Province of Ontario.

     2. All necessary proceedings have been taken by the Corporation to authorized the issuance of the Common Shares and the Common Shares, when issued upon the due exercise of options granted under the Option Plan and the payment of the exercise price in accordance with the terms of the Option Plan or when issued upon the payment of the purchase price therefor in accordance with the terms of the Purchase Plan, will be validly issued, fully paid and non-assessable common shares of the Corporation. No personal liability for the debts or obligations of the Corporation will attach to the holders of the Common Shares solely by reason of the ownership thereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Goodman and Carr
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Goodman and Carr